EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL-YEAR 2017 RESULTS

NASHVILLE, Tenn. (February 20, 2018)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the fourth quarter and full-year ended December 31, 2017.

Fourth Quarter 2017

Revenues of $62.8 million in the fourth quarter of 2017, up 7% from $58.7 million in the fourth quarter of 2016
Operating income of $1.1 million in the fourth quarter of 2017, compared to operating loss of $0.5 million in the fourth quarter of 2016
Net income of $3.9 million in the fourth quarter of 2017, up from net loss of $0.3 million in the fourth quarter of 2016, and earnings per share (EPS) of $0.12 per share (diluted) in the fourth quarter of 2017, compared to loss per share (diluted) of $(0.01) in the fourth quarter of 2016
Adjusted EBITDA1 of $8.4 million in the fourth quarter of 2017, up 37% from $6.1 million in the fourth quarter of 2016

Full-Year 2017

Revenues of $247.7 million in 2017, up 10% from $226.0 million in 2016
Operating income of $9.8 million in 2017, up 76% from $5.6 million in 2016
Net income of $10.0 million in 2017, up 166% from $3.8 million in 2016, and EPS of $0.31 per share (diluted) in 2017, compared to $0.12 per share (diluted) in 2016
Adjusted EBITDA1 of $37.9 million in 2017, up 27% from $29.9 million in 2016

2018 Events

Patient Experience (PX) business segment divested on February 12, 2018 for $65.5 million in cash; 2017 and 2016 results presented in this release include the results of the PX business
Board of Directors declared special dividend of approximately $32.5 million, or $1.00 per share, from proceeds of divestiture of PX business, payable on April 3, 2018 to shareholders of record on March 6, 2018
CIO Jeff Doster resigns from the Company, effective March 30, 2018; he will contract to ensure a smooth transition, working with the Company’s CTO and COO

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Financial Results:
Fourth Quarter 2017 Compared to Fourth Quarter 2016
Revenues for the fourth quarter of 2017 increased by $4.1 million, or 7 percent, to $62.8 million, compared to $58.7 million for the fourth quarter of 2016.

Revenues from our HealthStream Workforce Solutions segment, which are primarily subscription-based, were approximately $45.5 million for the fourth quarter of 2017, compared to $43.6 million for the fourth quarter of 2016. Revenue growth of $1.9 million from our workforce solutions products was partially offset by a decline in ICD-10 readiness revenue of $1.1 million.

Revenues from our HealthStream Provider Solutions segment were approximately $9.8 million for the fourth quarter of 2017, compared to $7.2 million for the fourth quarter of 2016, an increase of 36 percent. Increased revenues, net of deferred revenue write-downs, from the Morrisey Associates, Inc. (MAI) acquisition, which was consummated in August 2016, accounted for $1.1 million of the increase in revenues during the fourth quarter of 2017. MAI revenues in the fourth quarter of 2017 were approximately $2.8 million, net of deferred revenue write-downs, compared to $1.7 million, net of deferred revenue write-downs, in the fourth quarter of 2016. Revenues from other provider solutions products increased $1.5 million, or 27 percent, compared to the fourth quarter of 2016.

Revenues from our HealthStream Patient Experience (PX) Solutions segment were approximately $7.5 million for the fourth quarter of 2017, compared to $8.0 million for the fourth quarter of 2016. Revenues from Patient Insights™ surveys—a survey research product that has generated recurring revenues—decreased by $364,000, or 5 percent, compared to the fourth quarter of 2016. Revenues from other patient experience solutions products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $134,000, or 10 percent, compared to the fourth quarter of 2016.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2017, HealthStream reported an $82,000 reduction to operating income and a $233,000 reduction to net income as a result of deferred revenue write-downs from prior acquisitions. During the fourth quarter of 2016, HealthStream reported a reduction of $1.3 million to operating income and $902,000 to net income as a result of deferred revenue write-downs. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating income was $1.1 million for the fourth quarter of 2017, compared to operating loss of $0.5 million for the fourth quarter of 2016. This increase in operating income period over period reflects the increase in revenue noted above and the absence of expenses associated with the fact that no HealthStream Summit was held in the fourth quarter of 2017. The positive impact of these items on operating income in the quarter was partially offset by increased operating expenses associated with higher royalties, amortization, and commissions expense.

Net income was $3.9 million in the fourth quarter of 2017, compared to net loss of $0.3 million in the fourth quarter of 2016. Earnings per share (diluted) were $0.12 per share for the fourth quarter of 2017, compared to loss per share (diluted) of $(0.01) per share for the fourth quarter of 2016. The enactment of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which reduced the corporate federal income tax rate from 35% to 21%, positively impacted our net income in the amount of approximately $2.7 million during the fourth quarter of 2017 through the revaluation of our net deferred tax liabilities, resulting in an income tax benefit during the fourth quarter.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 37 percent to $8.4 million for the fourth quarter of 2017, compared to $6.1 million for the fourth quarter of 2016.

At December 31, 2017, the Company had cash and marketable securities of $131.1 million. Capital expenditures incurred during the fourth quarter of 2017 were approximately $3.7 million.

Full-Year 2017 Compared to Full-Year 2016
For 2017, revenues were $247.7 million, an increase of 10 percent over revenues of $226.0 million in 2016. Revenue growth of $21.7 million was adversely impacted by a decline of $7.6 million in ICD-10 readiness revenue. Operating income for 2017 increased by 76 percent to $9.8 million from $5.6 million for 2016. Net income for 2017 increased by 166 percent to $10.0 million, compared to $3.8 million for 2016. Earnings per share were $0.31 per share (diluted) for 2017 compared to $0.12 per share (diluted) for 2016. Net income and EPS were both positively impacted by the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which reduced the corporate federal income tax rate from 35% to 21%. The impact of this rate change is a revaluation of our net deferred tax liabilities, resulting in a reduction to our income tax provision for 2017. Adjusted EBITDA increased by 27 percent to $37.9 million for 2017 compared to $29.9 million for 2016. Capital expenditures incurred during 2017 were approximately $18.0 million.

At December 31, 2017, we had approximately 4,653,000 total subscribers implemented to use and 4,771,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

2018 Events
On January 9, 2018, HealthStream announced the introduction of “Verity, a HealthStream Company,” its newly formed business entity that combines its Echo and Morrisey businesses, becoming the leading credentialing, privileging, and enrollment company in the United States. At the same time, our new SaaS-based platform for this business, also named “Verity,” was launched.

On February 12, 2018, the Company divested its Patient Experience (PX) business to Press Ganey Associates for $65.5 million in cash. HealthStream anticipates recording a book gain in the first quarter of 2018 on the sale of its PX business between $20.0 million to $23.0 million. This sale of the PX business resulted in the Company’s complete divestiture of the Company’s patient experience solutions business segment. With the proceeds from this transaction, the Board of Directors declared a $1.00 per common share special cash dividend payable on April 3, 2018 to shareholders of record on March 6, 2018.

Jeff Doster, HealthStream’s Chief Information Officer, has tendered his resignation, effective as of March 30, 2018. After March 30, 2018, the Company and Mr. Doster expect to work together on a contract basis to help ensure a smooth transition of duties. During this period, his responsibilities will be shared by the Company’s Chief Technology Officer and Chief Operating Officer. “Jeff has served HealthStream extraordinarily well as Chief Information Officer and we are grateful for his many contributions to the Company,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream.

Financial Outlook for 2018
As previously disclosed, the Company adopted the new revenue recognition standard (ASC 606), utilizing the modified retrospective approach effective January 1, 2018, such that the Company will recognize revenue under this new standard for periods beginning on and after January 1, 2018, but will continue to report results for periods prior to January 1, 2018 under the old revenue recognition standard (ASC 605). To allow for comparability against 2017 results, the financial outlook below with respect to anticipated 2018 results does not include the impact of ASC 606 but instead has been determined utilizing the ASC 605 revenue recognition standard.

Beginning with our financial statements for the quarter ending March 31, 2018, the historical financial results of the PX business for periods prior to the closing of this transaction will be reflected in the Company’s consolidated financial statements as discontinued operations. Accordingly, this financial outlook does not include (a) the gain on the sale of our Patient Experience business, which we completed on February 12, 2018, or (b) the results of our Patient Experience business during the period in 2018 prior to the sale of such business, or the results of our Patient Experience in 2017 for financial outlook comparison purposes.

For 2018 we anticipate that consolidated revenues will increase six to eight percent as compared to 2017. We anticipate that revenue growth in our Workforce Solutions segment will be in the four to six percent range and our Provider Solutions segment to grow 10 to 20 percent when compared to 2017.

We anticipate operating income for 2018 to increase between 20 and 30 percent as compared to 2017.

We anticipate that capital expenditures will be approximately $20 million during 2018. We expect the annual effective income tax rate to range between 26 percent and 28 percent for 2018.

This guidance does not include the impact of any acquisitions that we may complete during 2018.

“HealthStream’s full-year 2017 metrics reflect a solid year of growth with revenues up 10 percent, operating income up 76 percent, and adjusted EBITDA up 27 percent—while we added a net of 217,000 new contracted subscribers to our workforce platform,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “As we begin 2018, our operations are tightly focused with the introduction of Verity, unifying our provider solutions segment, and the recent divestiture of our PX business, allowing us to further concentrate on the healthcare workforce and deliver innovative, outcomes-driven solutions for them.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Wednesday, February 21, 2018, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #8778939) for U.S. and Canadian callers and 404-537-3406 (conference ID #8778939) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also useful to many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined by GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods, excluding the impact of this deferred revenue write-down, and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for any acquired business is deferred and typically recognized over a one-to-two year period following the completion of an acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue had not been written down to fair value.

These non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.77 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$62,758	$58,737	$247,662	$225,974
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	26,618	26,224	106,000	96,634
Product development	7,270	7,373	27,899	28,897
Sales and marketing	11,805	11,160	42,915	39,004
Other general and administrative	9,142	8,270	34,765	33,665
Depreciation and amortization	6,794	6,231	26,283	22,207

Total operating expenses	61,629	59,258	237,862	220,407
Operating income (loss)	1,129	(521)	9,800	5,567
Other income, net	265	116	733	581

Income (loss) before income taxes	1,394	(405)	10,533	6,148
Income tax (benefit) provision	(2,554)	(94)	529	2,393

Net income (loss)	$3,948	$(311)	$10,004	$3,755

Net income per share:
Net income (loss) per share, basic	$0.12	$(0.01)	$0.31	$0.12

Net income (loss) per share, diluted	$0.12	$(0.01)	$0.31	$0.12

Weighted average shares outstanding:
Basic	31,902	31,743	31,861	31,721

Diluted	32,236	31,743	32,196	32,068

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2017	2016(1)
ASSETS
Current assets:
Cash and cash equivalents	$84,768	$49,634
Marketable securities	46,350	53,540
Accounts and unbilled receivables, net	43,451	47,386
Prepaid and other current assets	25,159	26,877

Total current assets	199,728	177,437
Capitalized software development, net	18,697	16,310
Property and equipment, net	8,992	10,245
Goodwill and intangible assets, net	179,114	188,129
Other assets	4,543	3,879

Total assets	$411,074	$396,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$32,112	$26,428
Deferred revenue	68,954	68,542

Total current liabilities	101,066	94,970
Deferred tax liabilities	1,926	5,968
Deferred revenue, non-current	6,302	7,859
Other long-term liabilities	1,610	1,095

Total liabilities	110,904	109,892
Shareholders’ equity:
Common stock	282,666	280,813
Accumulated other comprehensive loss	(38)	(51)
Retained earnings	17,542	5,346

Total shareholders’ equity	300,170	286,108

Total liabilities and shareholders’ equity	$411,074	$396,000

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2016.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2017	2016
Operating activities:
Net income	$10,004	$3,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,283	22,207
Share-based compensation	1,852	1,968
Excess tax benefits from equity awards	—	(217)
Deferred income taxes	(2,045)	1,786
Provision for doubtful accounts	1,813	640
Loss (gain) on equity method investments	5	(121)
Other	505	1,026
Changes in assets and liabilities:
Accounts and unbilled receivables	1,125	(6,079)
Prepaid and other assets	1,615	(5,164)
Accounts payable, accrued and other liabilities	6,361	1,487
Deferred revenue	(806)	2,946

Net cash provided by operating activities	46,712	24,234

Investing activities:
Business combinations, net of cash acquired	—	(55,255)
Proceeds from sale of long-lived assets	—	975
Changes in marketable securities	6,794	12,430
Payments to acquire cost method investments	(500)	—
Purchases of property and equipment	(6,017)	(5,085)
Payments associated with capitalized software development	(11,856)	(9,721)

Net cash used in investing activities	(11,579)	(56,656)

Financing activities:
Proceeds from exercise of stock options	413	145
Excess tax benefits from equity awards	—	217
Taxes paid related to net settlement of equity awards	(412)	(316)

Net cash provided by financing activities	1	46

Net increase (decrease) in cash and cash equivalents	35,134	(32,376)
Cash and cash equivalents at beginning of period	49,634	82,010

Cash and cash equivalents at end of period	$84,768	$49,634

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP net income (loss)	$3,948	$(311)	$10,004	$3,755
Interest income	(287)	(156)	(870)	(574)
Interest expense	35	26	131	102
Income tax (benefit) provision	(2,554)	(94)	529	2,393
Share-based compensation expense	493	452	1,852	1,968
Depreciation and amortization	6,794	6,231	26,283	22,207

Adjusted EBITDA	$8,429	$6,148	$37,929	$29,851

GAAP operating income (loss)	$1,129	$(521)	$9,800	$5,567
Add: deferred revenue write-down	82	1,261	1,621	3,838

Non-GAAP operating income	$1,211	$740	$11,421	$9,405

GAAP net income (loss)	$3,948	$(311)	$10,004	$3,755
Add: deferred revenue write-down, net of tax	233	902	1,295	2,345

Non-GAAP net income	$4,181	$591	$11,299	$6,100

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2018, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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